Exhibit 99.7

Consent of Director Nominee

Proficient Auto Logistics, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common shares of Proficient Auto Logistics, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Proficient Auto Logistics, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ John Skiadas
Name:	John Skiadas

Date: April 11, 2024